Exhibit 10.2

Griffon Corporation
Director Compensation Program
(adopted as of February 3, 2011)

Each member of the Board of Directors (the “Board”) of Griffon Corporation (the “Company”) who is not an employee of the Company (each a “Non-employee Director”) shall receive compensation for such person’s services as a member of the Board as outlined in this Director Compensation Program.

Cash Compensation

Annual Retainer Fees

•	Annual retainer fee in the amount of $40,000
•	Additional annual retainer fee in the amount of $75,000 for the Non-executive Chairman of the Board
•	Additional annual retainer fee in the amount of $10,000 for the Chairman of each the Audit Committee and the Compensation Committee
•	Additional annual retainer fee in the amount of $10,000 for the Lead Independent Director

Meeting Fees

•	Fee in the amount of $1,500 for attending any meeting of the Board
•	Fee in the amount of $2,500 for attending any meeting of the Audit Committee (i) in person, or (ii) telephonically that lasts longer than thirty minutes
•	Fee in the amount of $1,500 for attending any meeting of any committee other than the Audit Committee (i) in person, or (ii) telephonically that lasts longer than thirty minutes
•	Fee in the amount of $750 for attending any committee meeting telephonically that lasts less than thirty minutes

Equity Compensation

Upon (1) initial election to the Board and (2) upon re-election to the Board and effective as of the date of the Annual Meeting of Stockholders each year, each Non-employee Director shall be awarded a grant of 2,500 restricted shares. The restricted shares shall vest ratably at the rate of 1/3 of the total shares on each of the first, second and third anniversary of the date of grant. If service as a director terminates due to death or disability, or if a change in control occurs, all shares immediately vest.

The number of shares to be granted annually shall be subject to review from time to time based on the Company’s stock price and financial circumstances.